Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this 13th day of April, 2005 (the “Effective Date”) by and between Rayovac Corporation (“Rayovac”) and Lester Lee (“Lee”).

WHEREAS, Lee is currently employed by Rayovac as President – North America; and

WHEREAS, Lee and Rayovac are parties to an Amended and Restated Employment Agreement dated January 1, 2004 (the “Employment Agreement”); and

WHEREAS, Rayovac and Lee have agreed that Lee’s last day of employment with Rayovac is April 15, 2005; and

WHEREAS, Rayovac and Lee desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Lee’s employment with Rayovac.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lee and Rayovac agree as follows:

I. TERMINATION OF EMPLOYMENT. Lee’s last day of employment with Rayovac is April 15, 2005.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth herein, Rayovac will provide to Lee those payments and other remuneration set forth in Exhibit B. Lee acknowledges that he is not otherwise entitled to many of the benefits provided under this Agreement. Lee acknowledges and understands that he will not receive all of the benefits hereunder unless he signs this Agreement and it becomes effective.

III. GENERAL RELEASE BY LEE. Except as set forth in Paragraph IV below, Lee on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Rayovac, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of actions arising or having arisen out of or in connection with his employment or his termination of employment with Rayovac, except as provided in Paragraph IV below or as otherwise set forth in this Agreement. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act

(“ADEA”), 29 U.S.C. § 621 et seq., the Wisconsin Fair Employment Act, Wis. Stats., §§ 111.31-111.395, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §§ 1981-1986, the Civil Rights Act of 1991, the Americans with Disabilities Act, all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort.

IV. CLAIMS NOT WAIVED OR RELEASED. Lee and the Released Parties understand that this Agreement does not waive or release any claims that Lee may have under (a) any worker’s compensation law; (b) any plan currently maintained by Rayovac that provides for retirement benefits or the benefits and entitlements set forth in Exhibit B; (c) any law or any policy or plan currently maintained by Rayovac that provides health insurance continuation or conversion rights; (d) any claim that the parties by law may not waive, or claims under this Agreement; or (e) any claim for indemnity for third party claims against Lee for actions taken while he was an employee of Rayovac, as provided under Wisconsin Statutes and Rayovac by-laws, including attorney fees to the extent available under those statutes or by-laws. Lee agrees to tender defense of any such claims, and be represented by counsel for Rayovac, unless there is a conflict of interest.

V. GENERAL RELEASE BY RAYOVAC. Except as set forth in Paragraph IV above or as otherwise set forth in this Agreement, and excluding acts of Lee finally found under the Dispute Resolution procedure of paragraph XI to be violative of Wis. Stats. §180.0851(2)(a), Released Parties hereby release and forever discharge Lee, on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown arising prior to or on the date of execution of this Agreement, including but not limited to any claims, demands, rights, liabilities, and causes of actions arising or having arisen out of or in connection with Lee’s employment or his termination of employment with Rayovac.

VI. COVENANT NOT TO SUE. Lee understands and agrees that this Agreement does prohibit Lee from initiating a lawsuit against the Released Parties for any claim released in Paragraph III and does prohibit Lee from recovering any money damages or any other moneys for himself for any claim released under Paragraph III through an action or proceeding brought by others. Lee further understands that if he is finally found to have materially violated this Agreement, Rayovac may recover or discontinue some or all of the payments, benefits and other rights provided in exchange for acceptance of this Agreement in accordance with the Dispute Resolution procedure set forth in Paragraph XI below.

VII. CONFIDENTIALITY/NON-DISPARAGEMENT. The parties mutually agree to keep the terms of this Agreement completely confidential, except that Lee may share information concerning the terms of this Agreement with his family, and as necessary for purposes of legal or tax advice, with his attorney and tax advisor, or with any future employer as to non-compete or information confidentiality terms, subject to the understanding that his family attorney and tax advisor will also keep the terms of this

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Agreement completely confidential, or pursuant to any legal process, and that any deliberate breach by them will be considered a breach by Lee. Rayovac may disclose this Agreement consistent with its reporting responsibilities as a public company. The parties also agree not to make disparaging remarks to customers, suppliers or others about Rayovac’s business, products or employees, or about Lee. Rayovac will issue a press release and an internal communication, as approved by the parties, concerning Lee’s departure. Anyone requesting an employment reference shall be referred to the internal communication and, consistent with Rayovac policy, will be provided with no information other than confirmation of dates of employment.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action it took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties’ respective rights and obligations.

IX. NOTICES. Any Notice to be given under this Agreement shall be in writing, and shall be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, or by electronic mail to Lee upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such Notices shall be as follows:

For notices and communications to the Company:

Rayovac Corporation

6 Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 393-4515

Attention: James T. Lucke

For notices and communications to the Executive:

Lester Lee

4596 Signature Drive

Middleton, Wisconsin 53562

lleeoo@charter.net

With a copy to:

Stephen E. Kravit

Kravit, Hovel, Krawczyk & Leverson s.c.

825 N. Jefferson

Milwaukee, WI 53202

Facsimile: (414) 271-8135

kravit@kravitlaw.com

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X. PREVIOUS AGREEMENTS. Except as otherwise provided in this Agreement, the Employment Agreement (other than Sections 6, 7 and 9 thereof) and all other agreements between the parties concerning Lee’s employment and entitlement to restricted stock are hereby terminated and all rights and obligations thereunder are of no further force or effect. Lee understands and agrees that this document and Sections 6, 7 and 9 of the Employment Agreement contain the entire agreement between Lee and Rayovac relating to his employment with Rayovac, that this Agreement supersedes and displaces any prior agreements (other than Sections 6, 7 and 9 of the Employment Agreement) and discussions between Lee and Rayovac relating to such matters and that he may not rely on any such prior agreements and discussions. Lee specifically acknowledges that any shares of restricted stock with respect to which the restrictions on such shares have not lapsed as of the date of Lee’s termination of employment (as set forth in Paragraph I) in accordance with the terms of the agreements evidencing the awards of such shares of restricted stock shall be forfeited to Rayovac. Lee also specifically acknowledges that, for purposes of Section 9(j) of the Employment Agreement, Rayovac’s obligation to pay Lee’s legal fees in connection with the negotiation and preparation of this Agreement shall be limited to the amount certified by Lee’s counsel to have been actually incurred, not to exceed $20,000.00. Rayovac agrees to pay such counsel fees as certified promptly after submission. Disputes under paragraphs 6, 7 and 9 of the Employment Agreement will be resolved under the Dispute Resolution procedure of paragraph XI, herein. Nothing in paragraphs 6, 7 or 9 of the Employment Agreement shall be construed to deny Lee the right to use the general knowledge and experience he has gained in his 20 years of business experience in future employment.

XI. GOVERNING LAW/DISPUTES/WAIVER OF JURY TRIAL. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles. Any dispute under this Agreement shall be resolved by private, binding arbitration. A dispute is initiated by Notice as defined herein, which shall be a written demand, to include all known facts and issues concerning the dispute and a clear statement of what the petitioner wants and why, served as per the Notice provisions of this Agreement. Within 10 business days, the respondent(s) so served shall respond with any known facts and issues constituting a defense. The parties to the dispute agree to meet personally or by counsel to attempt to resolve the dispute in good faith, within 30 days of the initial demand. If the dispute is not resolved, at that meeting the parties will agree on one arbitrator. If an arbitrator cannot be agreed, the parties will each select an arbitrator, who shall jointly choose a third. The arbitration will then proceed before all three arbitrators. The dispute will be submitted for final, binding decision by the arbitrator(s) so selected no later than 90 days from the initial demand. In no event shall any payments due under this Agreement be withheld until there is a final decision from the arbitrator(s) ordering such payments to be discontinued. If there is need for injunctive relief concerning paragraphs 6, 7 or 9 of the Employment Agreement, or if there is no response within the times outlined in this paragraph, then the petitioner may file for such relief in court in Dane

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County or the federal courts of the Western District of Wisconsin, however after the temporary relief phase of the proceeding is concluded, and for purposes of any damages claim, the judge must return the matter to binding arbitration. Costs of the arbitrator(s) shall be paid initially equally by the parties. The arbitrator(s) may, but is not required to, award costs of the arbitration to any party, including attorney fees.

XII. VOLUNTARY AGREEMENT. Lee acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily.

XIII. CONSIDERATION AND REVOCATION PERIOD. Lee hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it, and that he was encouraged by Rayovac to consult an attorney during said twenty-one (21) day period about his Agreement. Lee further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed. Lee further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke the Agreement by doing so in writing and that the Agreement will not become enforceable or effective until the revocation period has expired without revocation. Any revocation must be delivered to the Human Resources Department at Rayovac’s North American Headquarters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below. Facsimile signatures shall be considered valid. Each signator to this Agreement represents that he is duly authorized to sign and bind his or its interest.

Rayovac Corporation		Lester Lee

By:	/s/ Kent J. Hussey	/s/ Lester Lee

Date:	April 13, 2005	Date:	April 13, 2005

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EXHIBIT A

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2004, by and between Rayovac Corporation, a Wisconsin corporation (the “Company”), and Lester Lee (the “Executive”).

WHEREAS, the Executive has been employed by the Company and its Remington Products Company, L.L.C. subsidiary (“Remington”) as President, Remington North America pursuant to an Employment Agreement between the Executive and the Company dated October 7, 2003 (“Previous Rayovac Agreement”) and a Change of Control Agreement between Executive and Remington dated September 20, 2000 (“Remington Change of Control Agreement”); and

WHEREAS, the Company desires to amend and restate the Previous Rayovac Agreement and terminate and cancel the Remington Change of Control Agreement and to employ the Executive upon the terms and conditions set forth herein and the Executive is willing and able to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company as its President, North America. The Executive shall be based in Madison, Wisconsin, shall be a member of the Company’s executive committee and shall report to the Chairman and Chief Executive Officer. During the Term (as defined below), the Executive shall devote all of his working time to such employment and appointment, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board of Directors of the Company (the “Board”). Notwithstanding the foregoing, consent is not required for activities established prior to the date hereof.

2.	Term of Employment. Subject to Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on January 1, 2004 and expiring on December 31, 2006 (the “Term”).

3.	Compensation. In consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation, which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

(a)	Initial Consideration. In consideration for Executive waiving rights under the Remington Change of Control Agreement and entering into this Agreement, the Company will make a one-time, non-elective contribution to the Company’s Deferred Compensation Plan on Executive’s behalf in the amount of Seven Hundred Forty Five Thousand Dollars ($745,000). Executive shall also retain all rights to Restricted Stock he had been granted in the Company pursuant to the Previous Rayovac Agreement.

(b)	Base Salary. The Executive shall receive a base salary equal to an amount no less than Three Hundred Seventy-Five Thousand dollars ($375,000) per annum effective January 1, 2004 for the duration of the Term (“Base Salary”), which Base salary shall be paid in equal semi-monthly installments. The Board will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary.

(c)	Bonus. The Executive shall be entitled to receive the bonus that would have been due as an employee of Remington for calendar year 2003, if and when such bonus would have been due under the Remington bonus plan, including the Super Performance provisions as amended August 28, 2003. The Executive shall also receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on seventy-five percent (75%) of Base Salary, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”). The Executive shall be entitled to receive only seventy-five percent (75%) of any Bonus earned during the Company’s fiscal year ending September 30, 2004.

(d)	Insurance Coverage and Benefit Plans. The Executive shall be entitled to such insurance and all other benefits as are generally made available by the Company to its executive officers from time to time, including participation in the company’s Comprehensive Medical Plan, Dental Insurance Plan, Long Term Disability Plan, Business Travel Accident Plan, Profit Sharing and Savings Plan (401(k)), Executive Deferred Compensation and life insurance programs, and Supplemental Employment Retirement Plan (with the first contribution to such Supplemental Employment Retirement Plan to be made October 1, 2004).

(e)	Residence. The Company will provide Executive a suitable residence for Executive in the Madison, WI area during the Term of this Agreement.

Executive will furnish the residence at his expense and he will be responsible for day-to-day costs associated with use of such residence, such as utilities, general maintenance, lawn care/snow removal. Executive’s right to use the residence shall cease upon termination of his employment with the Company, regardless of reason for such termination.

(f)	Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

(g)	Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.

(h)	Vehicle. The Executive shall be provided with the use of a leased vehicle in accordance with the terms and conditions of the Company’s executive leased vehicle policy.

4.	Termination.

(a)	Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated acts taken by the Executive in bad faith against the interests of the Company;

(ii)	the Executive has been convicted of, or pleads nolo contendere with respect to, any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

(iii)	the habitual drug addiction or intoxication of the Executive, which negatively impacts his job performance, or the Executive’s failure of a Company-required drug test;

(iv)	the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the President, the CEO or the Board, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the President, the CEO or the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Executive breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If the definition of termination for “Cause” set forth above conflicts with such definition in any other agreements between the parties, the definition set forth herein shall control.

(b)	Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) consecutive months (for purposes hereof, “disability” has the same meaning as in the Company’s disability policy). If within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)	Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days prior written notice to the Executive.

(d)	Voluntary Termination by Executive. The Executive shall be entitled to terminate his employment and appointment hereunder upon sixty (60) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5.

(e)	Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

5.	Effect of Termination of Employment.

(a)	With Cause. If the Executive’s employment is terminated with Cause, the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination; provided, however, that the Executive shall be entitled to continue to participate In the Company’s medical benefit plans to the extent required by law.

(b)	Without Cause, Death or Disability. If the Executive’s employment is terminated by the Company without Cause or by reason of death or disability, then the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)	The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive’s Base Salary, and (ii) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs, such cash amount to be paid to the Executive ratably monthly in arrears over the Non-Competition Period (as defined below).

(ii)	For the greater of (i) the 24-month period immediately following such termination or (ii) the remainder of the Term, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c). Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof.

(iii)	The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(iv)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

(v)	If the Executive’s employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5.

6.	Agreement Not to Compete.

(a)	The Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, engage or have a financial interest in any business that is involved in the manufacturing, sourcing, distributing, repairing, servicing or retail sale of consumer batteries, consumer battery accessories, men’s or women’s consumer electric shavers and hair trimming and clipping products in North America (a “Competing Business”) (excepting only (a) the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market and (b) acting as an officer, director, consultant, agent, employee, principal or partner of a division, subsidiary (direct or indirect) or parent (direct or indirect) of a Competing Business, which division, subsidiary (direct or indirect) or parent (direct or indirect) is not involved in the manufacturing, sourcing, distributing, repairing, servicing or retail sale of consumer batteries, consumer battery accessories, men’s or women’s consumer electric shavers or hair trimming or clipping products in North America. The “Non-Competition Period” is (i) the longer of the Executive’s employment with the Company or the time period which he serves as a director of the Company or any subsidiary of the Company plus (ii) a period of one (1) year thereafter.

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of the Company’s customers or prospects, as shown by the Company’s records, that were customers or prospects of the Company at any time during the Non-Competition Period if such solicitation or contact is for the general purpose of selling products as defined in Section 6(a).

(c)	The Executive agrees that during the Non-Competition Period, he shall not, other than in connection with employment for the Company, solicit the employment or services of any employee of Company who is or was an employee of Company at any time during the Term, nor hire any active employee of Company for any other business; provided, however that the provisions of this Section 6(c) shall not apply with respect to any employee whose employment with the Company or Remington was terminated at any time following the close of the transaction.

(d)	If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to modify the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The covenants and agreements set forth in this Section 6 shall be deemed, and shall be construed as, separate and independent covenants and agreements, and should any part or provision of such covenants or agreements be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void or unenforceable; and this Section 6 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

(e)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated subsidiaries and affiliates of the Company, including Remington.

7.	Secret Processes and Confidential Information.

(a)	The Executive recognizes and acknowledges that he has had and will have access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary. The Executive hereby covenants and agrees that he will not (except in the performance of his services under this Agreement): (a) use or disclose any Trade Secrets during the Term and for a period of five years thereafter for so long as they remain Trade Secrets and (b) use or disclose any Confidential Information during the term of his employment with the Company and for a period of three (3) years thereafter, provided, however, that the foregoing restrictions shall not apply to (1) items that have entered the public domain other than by an unauthorized disclosure by the Executive, (2) any items required to be disclosed by a governmental authority or under applicable law, or (3) Confidential Information received subsequently from third parties not known by the Executive to be subject to confidentiality restrictions.

(b)	For purposes of this Agreement, (A) “Trade Secret” means any currently existing information of the Company, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a set of guidelines, a procedure, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers of the Company, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or otherwise constitutes a trade secret under applicable law; and

(B) ”Confidential Information” is any currently existing data or information of the Company other than Trade Secrets, which is competitively sensitive and not generally known to the public.

(c)	The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, in each case pertaining to products produced and sold by the Company which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”).

The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(d)	The Executive acknowledges that all Trade Secrets and Confidential Information are and shall be the sole, exclusive and valuable property of the Company, and that he does not have and shall not acquire any right, title or interest therein. Any and all printed, typed, written or other material that the Executive may have in his possession or obtain with respect to Trade Secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Company, be promptly delivered by the Executive to the Company.

8.	Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

For notices and communications to the Company:

Rayovac Corporation

601 Rayovac Drive

Madison, WI 53711

Facsimile: (608) 278-6666

Attention: James T. Lucke

For notices and communications to the Executive:

Lester Lee

172 Catalpa Road

Wilton, Connecticut 06897

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles. The parties agree that they shall submit to the exclusive, jurisdiction of the state and federal courts located in the State of Wisconsin with respect to any dispute arising under this Agreement.

(b)	Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and insure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(e)	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(f)	Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(g)	Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(h)	Entire Agreement. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof.

(i)	Prior Agreements. This Agreement constitutes the entire understanding of the parties hereto with respect to Executive’s employment with the Company and Remington and supersedes all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof. This Agreement supercedes and cancels the Previous Rayovac Agreement, the Remington Change of Control Agreement, and all other previous agreements relating to the employment of Executive by the Company or Remington; provided, however, that (i) Restricted Stock Agreements between the Company and the Executive entered into prior to the date of this Agreement and (ii) the Super Performance Agreement between Executive and Remington as amended August 28, 2003 relating to Remington bonuses payable for calendar year 2003 shall continue in full force and effect.

(j)	Attorney’s Fees. The Company shall reimburse the Executive for any and all legal fees and expenses incurred by the Executive, as such fees and expenses are incurred, in connection with any litigation or dispute between the parties under this Agreement including, but not limited to, legal fees and expenses incurred by the Executive in connection with any litigation brought in good faith by the Executive under this Agreement. The Company shall also reimburse the Executive as such fees and expenses are incurred by him in connection with the review and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RAYOVAC CORPORATION

By:	/s/ David A. Jones
David A. Jones
Chairman and
Chief Executive Officer

EXECUTIVE:

/s/ Lester Lee
Name: Lester Lee

EXHIBIT B

SUMMARY OF CONSIDERATION TO LEE

PURSUANT TO PARAGRAPH II

EXHIBIT B

SUMMARY OF CONSIDERATION TO LEE

PURSUANT TO PARAGRAPH II

1. Cash Payments. In addition to his regular salary payments through April 15, 2005, Lee shall be entitled to cash payments from Rayovac, as follows:

A. An amount equal to $1,495,312.00, paid in accordance with the following schedule:

i. On November 1, 2005, $436,132.67; and

ii. On the first day of each succeeding month until and including April 1, 2007, $62,304.67.

B. On November 1, 2005, an amount equal to $891,000.00.

i. Pursuant to Paragraph X of the Agreement, Lee agrees to forfeit all of his restricted stock.

C. On November 1, 2005, an amount equal to two (2) multiplied by five percent (5%) of the limitation in effect under section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for plan years beginning in 2005. Because the amount of such limitation is $210,000.00, the payment called for under this Paragraph 1(C) shall equal $21,000.00.

D. On May 1, 2005, an amount equal to the value of Lee’s unused three weeks of vacation.

The cash payments described above shall be made net of any federal, state or local income, employment or other taxes required to be withheld. For this purpose, federal income taxes on payments made in 2005 shall be withheld at the rate of 25 percent (25%), and 35 percent (35%) on amounts in excess of $1 million.

Notwithstanding the foregoing, no payments shall be made pursuant to Subparagraph 1(A), (B) or (C) until Lee has vacated the House (as defined in Paragraph 3 below).

2. Benefit Continuation. For the 24-month period beginning on May 1, 2005, Rayovac shall arrange to provide Lee and his dependents the following benefits at levels substantially similar to those provided to Lee and his dependents by Rayovac immediately prior to May 1, 2005, with the cost of each such benefit to be borne by Lee and Rayovac in the same proportions as they were immediately before May 1, 2005:

A. Medical and dental insurance;

B. Life insurance;

C. Supplemental executive life insurance;

D. Long-term disability insurance; and

E. Supplemental long-term disability insurance.

Lee acknowledges that the provision of medical and dental insurance coverage pursuant to Paragraph 2(A) above shall satisfy Rayovac’s obligations to provide continuation coverage under Code section 4980B, and that Rayovac’s obligation to provide that continuation coverage will end before the expiration of the 24-month period described above if Rayovac’s obligation to provide such continuation coverage would end before that time, determined as if Code section 4980B required Rayovac to provide that coverage for 24 months, rather than for 18 months.

3. Housing. Lee shall be entitled to remain in residence at the house owned by Rayovac and located at 4596 Signature Drive, Middleton, Wisconsin (the “House”) without payment through June 30, 2005. Lee shall be entitled to remain in residence in the House through August 31, 2005 in exchange for the payment of $3,000.00 for each calendar month (or portion thereof) beginning after June 30, 2005 during which he remains in residence.

4. Other Benefits. Rayovac shall provide Lee with the following additional benefits:

A. Lee shall be entitled to retain his current company-provided car (for which Rayovac shall continue to make the lease payments to Lee of $1250.00 per month) and his gasoline company credit card through April 30, 2007. Throughout that period, Rayovac shall also pay for all maintenance on the car, consistent with company policy.

B. Lee will continue to have the right to use Rayovac’s membership at Bishops Bay Country Club through August 31, 2005, consistent with the current terms of his use. Specifically, Lee will continue to be responsible for $200.00 of the membership fee and for all other fees and costs resulting from his personal use through August 31, 2005. Lee shall have no membership rights through Rayovac after August 31, 2005.

C. Rayovac shall reimburse Lee for expenses incurred by Lee before April 30, 2007 for tax and/or estate planning services, to a maximum of $10,000.00